Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Matt Glover
Vice President Finance and CFO	(949) 574-3860
(650) 261-3677	LNDC@liolios.com

 Landec Corporation Reports Fiscal First Quarter 2016 Results

Lifecore revenues increase 29% and gross profit increases 207%

MENLO PARK, CA – September 29, 2015 – Landec Corporation (NASDAQ: LNDC), a leading developer and marketer of innovative and proprietary products for healthy living applications in the food and biomedical markets, reported results for the fiscal 2016 first quarter ended August 30, 2015.

“For the first quarter, consolidated revenues and net income increased 1% and 25%, respectively. It should be noted that the first quarter of last year had one extra week which resulted in approximately $9.0 million in additional revenues during the first quarter of last year.” commented Gary Steele, Landec’s Chairman and CEO. “Most notably, revenues at our Lifecore biomaterials business increased 29% while gross profit increased 207%, driven by new development revenue and a major customer returning to normal ordering patterns.”

Summary of First Quarter 2016 Results Compared to the First Quarter of Last Year

●	Revenues increased 1% to $135.4 million.
●	Operating income increased 11% to $3.9 million.
●	Net income increased 25% to $0.11 per share.

Continued Steele, “During the first quarter our Eat Smart® salad kit revenues increased 89% compared to the first quarter of last year resulting in overall revenues in Apio’s packaged fresh vegetables business increasing 4%. Gross profit in our packaged fresh vegetables business increased 12%, benefitting from the growth in revenues, coupled with a favorable product mix change.”

Fiscal First Quarter 2016 Results

Revenues in the first quarter of fiscal 2016 increased $1.8 million, to $135.4 million, compared to $133.6 million in the year-ago quarter. The increase in revenues was primarily due to a $3.6 million, or 4%, increase in revenues in Apio’s packaged fresh vegetables business and a $2.0 million increase in revenues at Lifecore due to increased fermentation sales as a result of the key customer who reduced purchases last fiscal year resuming historical order patterns and from new business development revenues. These increases in revenue were offset by a $4.3 million, or 16% decrease in Apio’s export business as a result of a 15% decrease in sales volumes due to a softening of volume demand of key export produce items driven in part by a strong U.S. dollar.

Net income in the first quarter of fiscal 2016 increased $599,000, or 25%, to $3.0 million or $0.11 per share compared to $2.4 million or $0.09 per share in the year-ago quarter. The increase was primarily due to: (1) a $2.0 million increase in operating income at Lifecore due to a favorable product mix change which increased gross margin to 36.5% in this year’s first quarter compared to 15.4% during the first quarter of last year, (2) a $1.4 million increase in gross profit in Apio’s packaged fresh vegetables business due to its gross margin increasing 100 basis points from 11.8% to 12.8%, and (3) a $600,000 increase in the change in fair market value of our Windset investment to an increase of $800,000 recognized during the first quarter of fiscal 2016 compared to the $200,000 increase recognized in the year-ago quarter. These increases in net income in the first quarter were partially offset by: (1) a $2.1 million planned increase in operating expenses at Apio due to increased sales and marketing expenses and the addition of two senior executives, (2) a $1.1 million increase in G&A at Corporate due to the year ago first quarter reversal of a $677,000 accrual from the Company’s Long-term Incentive Program and from an increase in the stock based compensation expense, and (3) from a $390,000 increase in the income tax expense.

At the end of the first quarter of fiscal 2016, cash totaled $7.1 million after using $1.8 million in cash flow from operations, paying off $1.9 million of debt and investing $3.5 million in property and equipment primarily for capacity expansion during the quarter. The use of cash flow from operations during the quarter was primarily due to (1) a $3.4 million increase in inventory primarily at Lifecore for shipments later this fiscal year, (2) a $2.8 million decrease in accrued compensation due to the payment of fiscal year 2015 bonuses during the first quarter of fiscal year 2016, and (3) a $1.1 million decrease in income taxes payable for payments made during the first quarter for taxes due for fiscal year 2015. The Company had $33.2 million available under its lines of credit as of August 30, 2015.

Management Comments and Guidance for Fiscal 2016

“As previously announced, I will be retiring at our Shareholders’ meeting in two weeks.

The Board of Directors and I are very excited about Molly Hemmeter becoming Landec’s new CEO upon my retirement. The election of Molly as CEO ensures uninterrupted knowledge of Landec’s businesses and uninterrupted progress in Landec’s growth plans. In addition to Molly’s promotion, we have spent the last year significantly improving the depth of our management team by adding executives and senior management in the areas of Marketing, Procurement, Quality, Business Development and Finance. As a continuing member of the Board of Directors, I feel very confident in this management team and their ability to successfully execute on our current five year strategic plan,” concluded Mr. Steele.

“For all of fiscal 2016, we are reiterating our guidance for consolidated revenues to increase 7-9% compared to fiscal 2015. This guidance is based on salad kit product sales exceeding plan and offsetting the projected shortfall in export sales. We are also reiterating our guidance for consolidated net income to increase 60-65%,” stated Molly Hemmeter, Landec’s Chief Operating Officer and CEO-Elect.

“Lifecore is off to a strong start based on first quarter results with revenues increasing 29% and operating income increasing $2.0 million. At Apio, we had a challenging quarter for sourcing produce due to heavy rains in the Ohio Valley and record heat in California that negatively affected both Apio’s packaged fresh vegetables business and export business. However, we believe that these negative sourcing variances can be recovered in subsequent fiscal 2016 quarters and that our annual sourcing contingency plan and guidance for fiscal year 2016 are still achievable.

“As stated in our fiscal 2015 year-end release, fiscal 2016 will be a year in which Landec continues to make significant increases in its investments in both Apio and Lifecore. We are investing heavily in marketing and new product development in Apio’s Eat Smart packaged fresh vegetables business, which utilizes our proprietary BreatheWay® technology to extend the shelf-life of our products. At Lifecore, we are investing in its aseptic filling business to meet the increasing demand of the medical and pharmaceutical markets. Company wide we plan to spend approximately $40-45 million on facility expansions and new equipment during fiscal 2016.”

Conference Call

Landec’s senior management will host a conference call tomorrow (September 30th) to discuss its fiscal first quarter 2016 financial results, followed by a question and answer period.

The live webcast can be accessed directly at www.landec.com/earningscall or on the Company’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, September 30, 2015

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (866) 814-1914 or (703) 639-1358. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization.

If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available through Wednesday, October 7, 2015 by calling toll-free (888) 266-2081 or direct (703) 925-2533, and entering code #1662667.

About Landec Corporation

Landec Corporation is a company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP (current good manufacturing practices) validated manufacturing facility for supplying commercial, clinical and pre-clinical products. Landec will also periodically work with market-leading companies to develop and commercialize differentiated polymer-based products under R&D and royalty agreements. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 31, 2015 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	August 30, 2015	May 31, 2015
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,103	$14,127
Accounts receivable, net	44,520	46,479
Taxes receivable	134	152
Inventories, net	28,423	25,027
Deferred taxes	2,038	2,111
Prepaid expenses and other current assets	5,128	5,306
Total Current Assets	87,346	93,202

Investment in non-public company	62,300	61,500
Property and equipment, net	85,954	84,465
Intangible assets, net	105,680	105,883
Other assets	1,305	1,415
Total Assets	$342,585	$346,465

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$31,946	$35,009
Income taxes payable	104	1,229
Accrued compensation	3,913	6,742
Other accrued liabilities	4,851	3,983
Deferred revenue	854	843
Current portion of long-term debt	7,650	8,353
Total Current Liabilities	49,318	56,159

Long-term debt, less current portion	32,953	34,166
Deferred taxes	34,776	34,340
Other non-current liabilities	1,529	1,691

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	134,219	133,307
Retained earnings	88,050	85,098
Total Stockholders' Equity	222,296	218,432
Non-controlling interest	1,713	1,677
Total Equity	224,009	220,109
Total Liabilities and Stockholders’ Equity	$342,585	$346,465

LANDEC CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	August 30, 2015	August 31, 2014
Product sales	$135,355	$133,614
Cost of product sales	117,378	119,426
Gross profit	17,977	14,188
Operating costs and expenses:
Research and development	1,875	1,795
Selling, general and administrative	12,165	8,859
Total operating costs and expenses	14,040	10,654
Operating income	3,937	3,534
Dividend income	413	281
Interest income	31	93
Interest expense	(502)	(383)
Other income	800	200
Net income before taxes	4,679	3,725
Income tax expense	(1,691)	(1,301)
Consolidated net income	2,988	2,424
Non-controlling interest	(36)	(71)
Net income and comprehensive income applicable to common stockholders	$2,952	$2,353

Diluted net income per share	$0.11	$0.09

Shares for diluted net income per share	27,409	27,267

LANDEC CORPORATION

FIRST QUARTER ENDED AUGUST 30, 2015

QUESTIONS & ANSWERS

1)	Are there any changes to your original quarterly guidance?

For the remainder of the year, we are forecasting that revenues for both the second and third quarters will be approximately 13-15% higher than the first quarter and that revenues for the fourth quarter will be approximately 8-9% higher than the first quarter. As for net income, we are forecasting that net income for the second, third and fourth quarters will be approximately 45-50%, 90-100% and 180-200%, respectively, higher than the first quarter.

We expect cash flow from operations to be approximately $30 to $35 million and capital expenditures to be approximately $40 to $45 million. Depreciation and amortization expense is still projected to be approximately $9.3 million in fiscal 2016.

2)	Do you still expect gross margins for fiscal 2016 to increase by approximately 150-200 basis points in your packaged fresh vegetables business and by approximately 750-800 basis points in your Lifecore business?

Yes. During a quarter with rather significant produce shortages that reduced margins, Apio’s packaged fresh vegetables business still increased gross margin by 100 basis points. As a result, we still believe our goal of increasing the gross margin in Apio’s packaged fresh vegetables business by 150 to 200 basis points is achievable. For Lifecore, gross margin increased by over 2,000 basis points during the first quarter of fiscal 2016 compared to the first quarter of last year so we are confident of achieving our goal of increasing Lifecore’s gross margin by 750-800 basis points for all of fiscal 2016.

3)	Can you please explain why Windset’s expansion plans are being delayed a year?

Late last year Windset leased slightly more than 100 acres of land adjacent to its current greenhouse facilities in Santa Maria, CA. Windset leased this land, for which it has an option to buy in the future, to expand its operations by constructing new hydroponic controlled atmosphere structures using new growing methods for new crops that Windset currently does not grow in the U.S. Production was originally planned to begin in October 2015. Windset believed these new structures did not require building permits from the County of Santa Barbara as these types of structures did not qualify as buildings under the Santa Barbara county guidelines. Unfortunately, the County of Santa Barbara does not agree and therefore Windset is being required to go through a full permitting process which is expected to delay the initial harvest by at least 12 months until the fall of 2016.

4)	What does the tripling of capacity in your Hanover, Pennsylvania facility do for your food business?

Historically, the Hanover facility produced exclusively packaged fresh green beans for our retail and foodservice customers. The tripling of the plant size in Hanover will allow us to install equipment to process our other packaged vegetable products in Hanover, allowing us to better serve our East Coast customers. The extra space will also allow us to install equipment to produce more of our higher margin salad kit products. Fully equipped, Hanover will have the capacity to support incremental salad kit sales of approximately $100 to $150 million.

5)	What more can the Company do to reduce the negative impact from produce shortages?

We believe we are doing everything within reason to reduce the financial impact from produce shortages. During fiscal 2015, we hired a new VP of Procurement who has begun modifying selective Apio procurement programs. In addition, we are enhancing our procurement program by increasing regional diversification, including sourcing more produce from outside California, and adding procurement and demand planning personnel to improve visibility and response to potential supply shortages. We are also diversifying our product offerings to lessen our concentration on a few select produce items. We have planned for adverse weather events and have included the costs associated with adverse weather in our operational budget and financial guidance. Relative to our guidance for the first quarter, we under estimated the impact of sourcing issues, but we believe the cost of produce sourcing issues estimated for the year is still reasonable and achievable.

6)	What impact is the California drought having on Apio’s business?

As of now, the California drought is not having a material impact on Apio since almost all of its contracted growers use ground water to irrigate their crops. This could change in the future if the drought persists and ground water reserves reach depletion. Conversely, we may be adversely affected if there is an intense El Niño winter with heavy rains.

7)	Is the fresh-cut produce category continuing to grow?

The fresh-cut produce category is continuing to experience growth. According to U.S. Nielsen/Perishable Group for the 52 weeks ended July 25, 2015, unit volume growth for the fresh-cut vegetable category, which does not include packaged salad kits, was 8%. For the category of packaged salad kits, Nielsen/Perishables Group reported a unit volume growth of 35% for the same 52-week period, while Apio’s unit volume growth for its new packaged salad kits during that same period and for the same stores tracked by Nielsen was approximately 80%.

8)	What are your plans to increase your market share in the salad kit arena?

Apio entered the salad kit category three years ago with its Eat Smart Sweet Kale Salad and now offers a line of superfood salad kits. In this short time period, Apio has reached an impressive market share in the salad kit category of approximately 14%. Apio is highly penetrated in the North American club store channel with its Eat Smart salad kits. In the Canadian retail market, Eat Smart salads have reached the #1 market leadership position with a 35% market share. In the U.S. retail market, Eat Smart salad kits have a market share of approximately 3%, providing a significant opportunity for additional growth. We plan to continue to introduce new salads to meet the consumer need for products that make it easy and delicious to eat healthy. By increasing the number of salads offered in our already leading market share position in Canada, and by growing our U.S. market share with existing and new customers, we will continue to reach more consumers with our Eat Smart salad kits. We are also supporting our products with online consumer marketing in selected regions throughout North America with banner ads, blogger campaigns, sweepstakes and coupons to support initial and trial purchases.

9)	The Company’s Corporate revenues are up over 400% compared to the first quarter of last year. Can you tell us more about the new license agreements generating this revenue?

We entered into two new license agreements in June of this year. We expect these two agreements to generate approximately $2.5 million in revenues this year. Due to confidentiality and competitive reasons we cannot disclose at this time our partners or the fields being licensed. Upon commercialization we will be able to disclose the partner and field of use.

10)	How do the results by line of business for the three months ended August 30, 2015 compare with the same period last year?

The results are as follows (unaudited and in thousands):

	Three months ended 8/30/15	Three months ended 8/31/14
Revenues:
Apio Packaged Fresh Vegetables (a)	$103,706	$100,106
Apio Export	22,344	26,597
Total Apio	126,050	126,703
Lifecore	8,798	6,811
Corporate (b)	507	100
Total Revenues	135,355	133,614

Gross Profit:
Apio Packaged Fresh Vegetables	13,252	11,854
Apio Export	1,003	1,186
Total Apio	14,255	13,040
Lifecore	3,215	1,048
Corporate	507	100
Total Gross Profit	17,977	14,188

R&D:
Apio	205	167
Lifecore	1,225	1,256
Corporate	445	372
Total R&D	1,875	1,795

S,G&A:
Apio	8,203	6,170
Lifecore	1,242	1,053
Corporate	2,720	1,636
Total S,G&A	12,165	8,859

Other (c):
Apio	716	84
Lifecore	(10)	25
Corporate	(1,691)	(1,290)
Total Other	(985)	(1,181)

Net Income (Loss):
Apio	6,563	6,787
Lifecore	738	(1,236)
Corporate	(4,349)	(3,198)
Net Income	$2,952	$2,353

a)	Apio’s Value-Added vegetable business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.
b)	Included in Corporate are the non-Apio and non-Lifecore license fees, R&D revenues, royalties and profit sharing.
c)	Included in Other is other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.